Exhibit 99.1

Meade Instruments Corporation 27 Hubble, IRVINE, CALIFORNIA 92618-5200 U.S.A. (949) 451-1450 • FAX: (949) 451-1460 • www.meade.com

Meade Instruments Corp.	The Piacente Group, Inc.
John Elwood, CFO	Shelley Young
Tel: 949-451-1450	Tel: 212-481-2050
Fax: 949-451-1460	Email:shelley@tpg-ir.com

MEADE INSTRUMENTS ANNOUNCES CHIEF FINANCIAL OFFICER
CHANGE

IRVINE, Calif. – March 5, 2009 – Meade Instruments Corp. (Nasdaq GM: MEAD), a leading designer and manufacturer of telescopes and other optical products today announced the resignation of Paul Ross, Senior Vice President and Chief Financial Officer.  At the same time, the Company announced his successor, John Elwood.   Mr. Ross will continue in full time active service to the Company until April 1, 2009.

Mr. Elwood, currently serving as the Company’s Vice President of Finance and Corporate Controller, replaces Mr. Ross as Chief Financial Officer.  Mr. Elwood joined the Company in July 2007.  He holds a B.A. degree in Business Administration and has experience in both public accounting and corporate finance.  Immediately prior to joining Meade Instruments, Mr. Elwood held the corporate controller position at DDi Corp., a Nasdaq listed manufacturer of time-critical printed circuit boards.

Steve Murdock, the Company’s Chief Executive Officer, commented, “Paul has been a valuable member of our management team and we are grateful to him for his leadership, loyalty and dedication. We greatly appreciate Paul’s many contributions over the years and his professionalism and commitment to Meade in ensuring that the transition of his office is smooth and seamless.  We wish Paul the best in his future endeavors.”

Mr. Murdock added, “We are most fortunate to have an immediate, well-qualified successor on board in John Elwood.  John is an experienced financial executive with a good understanding of the Company’s operations.  We believe his combination of knowledge and skills will provide the Company with a very capable leader for the financial organization.”

ABOUT MEADE INSTRUMENTS

Meade Instruments is a leading designer and manufacturer of optical products including telescopes and accessories for the beginning to serious amateur astronomer. Meade offers a complete line of binoculars that address the needs of everyone from the casual observer to the serious sporting or birding observer. The Company distributes its products worldwide through a network of specialty retailers, mass merchandisers and domestic and foreign distributors. Additional information on Meade is available at www.meade.com.

“Safe-Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This news release may contain comments and forward-looking statements based on current plans, expectations, events, and financial and industry trends that may affect the Company’s future operating results and financial position.   Such statements involve risks and uncertainties which cannot be predicted or quantified and which may cause future activities and results of operations to differ materially from those discussed above. Such risks and uncertainties include, without limitation, risks and uncertainties previously set forth in the Company’s filings with the Securities and Exchange Commission.  For additional information, please refer to the Company’s filings with the Securities and Exchange Commission.